EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of March 3, 2000, is made by and between Lehigh Acres First National Bancshares, Inc., a Florida corporation (the "Employer" or the "Company") which is the proposed bank holding company for Lehigh Acres First National Bank (Proposed), a proposed national bank (the "Bank"), and Brenda M. O'Neil, an individual resident of Florida (the "Executive").

         The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as President and Chief Executive Officer of the Bank and the Company. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Company hereunder. Following any such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

         The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 13 hereof.

         In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         Employment shall commence from the date Permission to Open is granted by the Office of the Controller of the Currency. In the event the Bank as proposed is not open by September 1, 2000, this Agreement shall be null and void and of no effects as to the parties thereto, their promoters, organizers, and directors.

         This Agreement shall insure the benefit of and be binding upon the Bank when formed, its successors and assigns, and any corporation with which the Bank may merge or consolidate or to which the Bank may sell substantially all of its business and assets, and shall insure to the benefit of and be binding on the Executive. Since the Executive's duties and services hereunder are special, personal and unique in nature, the Executive may not sell or otherwise assign her rights, obligations or benefits under this agreement.

         1. Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein. The Executive shall also serve on the Board of Directors of the Company and the Bank and shall also serve on the Executive Committee. The Executive shall have such authority and responsibilities consistent with her position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors

(the "Board") from time to time.  The Executive  shall devote her full business time, attention, skill and efforts to the performance of her duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing her personal investments, provided that such activities do not materially interfere with the performance of her duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

         2. Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of four years. Such initial four (4) year term may be renewed at the discretion of the Board for two (2) consecutive one year terms for an aggregate employment period of the Executive with the Bank of six (6) years from the date hereon. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

         3.   Compensation and Benefits.

                  (a) Executive's annual salary is $96,000.00, plus her medical insurance premium. The Board (or an appropriate committee of the Board) shall review the Executive's salary at least annually and may increase the Executive's salary if it determines in its sole discretion that an increase is appropriate.

                  (b) Bonus Plan-Each year, as cash performance bonus, the Executive shall be entitled to five percent (5%) of net income after taxes of the Bank (determined by generally accepted accounting principles), up to a maximum of twenty-five (25%) of the Executive's annual salary. Each bonus will be awarded and payable within sixty (60) days of the end of the bank's fiscal year provided the Bank achieves the following performance criteria: (a) return on equity (determined by generally accepted accounting principles) in each year;
(b) loan loss reserve ratio meets or exceeds 1.1% of net loans plus any adjustments for classified loans; (c) ratio of non-performing loans to total loans do not exceed that of its peers as published at year end in the Uniform Bank Performance Report; and (d) the Bank achieves a composite rating and asset quality rating of "2" or better.

1.       Year One  1/1/2000 through 12/31/2000             N/A

2.       Year Two  l/1/2001 through 12/31/2001............-2.5%

3.       Year Three 1/1/2002 through 12/31/2002............6.0%

4.       Year Four 1/1/2003 through 12/31/2003.............8.0%

         The Bank may, in its discretion, award Executive a bonus at the end of calendar year one, should they determine said bonus is appropriate.

                  (c) The Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards

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

thereunder or under any similar plan adopted by the Company. As soon as an appropriate stock option plan is adopted by the Board, the Company shall grant to the Executive an option to purchase a number of shares of Common Stock equal to 3% of the number of shares sold in the offering. All stock options contemplated pursuant to this Agreement are subject to the following terms; non-transferable, shall expire within ten (10) years from the date of the grant or upon termination (discharge) of this Agreement, subject to any and all forfeit or exercise clause as may be required by the appropriate regulatory authorities, shall be issued at the higher market value as of the date of the grant or the offering price of $10.00 per share.

All options issued to the Executive shall be vested at the rate of 1/3 (33.33%) per calendar year end after the year issued and each calendar year thereafter until fully vested. In the event this Agreement is terminated for reasons other than discharge, all issued options much be exercised within 90 days of separation or said options shall expire.

At no time shall options be issued or redeemable if said Bank is under any form of notice or directive that may be issued by the appropriate regulatory authorities. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

                  (d) Stock Options Linked to Bank Performance. If the Bank opens for business and the Executive is initially and continues to be employed under the provisions of this Agreement, then the Executive will earn option rights redeemable in shares of common stock as a percentage of the Executive's base salary.

Provided the Bank achieves a composite rating and asset quality rating of "2 "or better, the Executive may, at the discretion of the Board, receive each year an option in shares of capital stock of the Bank equal to 2.5% of her base salary. In the event of the merger, consolidation or sale of all or substantially all of the assets of the holding company or the Bank prior to the expiration of three
(3) years from the date of this agreement, and if the Executive is still employed by the Bank, than all stock options comtemplated by this Paragraph (d) not yet received by the Executive shall immediately be considered earned by the Executive, as though the required anniversary dates and performance criteria had been attained, provided the merger, consolidation, or sale meets or exceeds one and one-half times of the existing book value of the Bank at the date of sale.

                  (e) The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. Such benefits under consideration may include up to-health and dental insurance; deferred compensation plan, and an approved paid holiday schedule.

                  (f) The Employer shall provide the Executive with a term life insurance policy providing for death benefits totaling $300,000 payable to the Executive's spouse and heirs (and may provide for additional death benefits of up to $500,000 payable to the Employer), and the Executive shall cooperate with the Employer in the securing and maintenance of such policy. The Employer shall also pay for an accident liability policy on the Executive totaling $500,000 to

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

protect the Employer from damages or lawsuits resulting from injuries to third parties caused by the Executive.

                  (g) Beginning upon the Opening Date, the Company shall provide Executive with a monthly automobile allowance not to exceed $650.00 per month. The Executive will remain responsible for costs of ownership of her personal vehicle including maintenance, repair and insurance while on bank business. Since the Bank in that instance would assume no responsibility beyond making available an allowance, it is the Executive's responsibility to protect against damage to her vehicle and legal liability in such a form and amount as the Executive deems appropriate and the Bank shall be listed as an additional insured on the policy.

                  (h) The Bank shall pay directly, or reimburse the Executive for her membership on civic and social clubs for the benefit of the Executive and the business opportunities of the Bank; all memberships subject to approval by the Board of Directors.

                  (i) The Employer shall reimburse the Executive for reasonable travel and other business development expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

                  (j) Executive shall have the right to accrued vacation of fifteen (15) working days each calendar year for the first year. These vacation days shall be at full pay earned on a prorated basis for twelve (12) months of employment. After the first year of this employment contract, subsequent years of the contract, the Executive shall have the right to twenty (20) working days of vacation at full pay during each calendar year. Each twenty (20) days shall be accrued at a prorated basis over twelve (12) month of employment.

                  (k) Disability Insurance.. As soon as practical, the Bank shall obtain for the benefit of the Executive an insured salary continuation plan to provide the Executive benefit payment of up to two-thirds (2/3) of her salary to age 65, in the event of her disability while employed by the bank.

         4.   Termination.

                  (a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                           (i)   upon the death of the Executive;

                           (ii) upon the disability of the Executive for a period of 180 days which, in the opinion of the Board of Directors, renders her unable to perform the essential functions of her job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

                           (iii) by the  Employer  for Cause upon  delivery of a
                   Notice of Termination to the Executive;

                           (iv) by the Executive by Notice of Termination  which
                   follows a Change in Control and either (i) follows the occurrence of a Good Reason or (ii) is delivered within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control;

                           (v) by the  Employer  if its effort to  organize  the
                   Bank is abandoned;

                           (vi) by the  Executive  effective  upon the 30tth day
                   after delivery of a Notice of Termination; or

                           (vii) by the Employer effective upon the 30th day after delivery of a Notice of Termination.

                  (b) If the Executive's employment is terminated because of the Executive's death under Section 4(a)(i), the Executive's estate shall receive any sums due her as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued under the Bonus Plan through the date of death (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's death.

                  (c) During the period of any incapacity leading up to the termination of the Executive's employment under Section 4(a)(ii), the Employer shall continue to pay the Executive her full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, the Executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's incapacity.

                  (d) If the Executive's employment is terminated for Cause under Section 4(a)(iii), or if the Executive resigns under Section 4(a)(vi), the Executive shall receive any sums due her as base salary and/or reimbursement of expenses through the date of such termination.

                  (e) If the Executive's employment is terminated by the Executive pursuant to clause 4(a)( iv), in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

                           (i) the  Employer  shall  pay the  Executive  in cash
                within fifteen days of the date of termination severance compensation in an amount equal to her then current monthly base salary multiplied by 24 , plus any bonus earned or accrued

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

                under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination.

                           (ii) for a period of one year,  the Employer shall at
                its expense continue on behalf of the Executive and her dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer during the Continuation Period. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and her dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to above. The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or her dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits; and

                           (iii) the  restrictions on any outstanding  incentive
                awards (including restricted stock) granted to the Executive under the Company's or the Bank's long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested, and the restrictive covenants contained in Section 9 shall not apply to the Executive.

                  (f) If the Employer terminates the Executive's employment pursuant to clause 4(a)(vii), the Employer shall pay to the Executive severance compensation in an amount equal to 100% of her then current monthly base salary each month for 12 months from the date of termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's termination.

                  (g) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits

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

(exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

                  (h) In the event that the Executive's employment is terminated for any reason, the Executive shall tender her resignation as a director of the Employer and effective as of the date of termination.

                  (i) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Executive for the tax payable by the Executive, pursuant to Section 4999 of the Internal Revenue Code, on such "excess parachute payments," taking into account all taxes payable by the Executive with respect to such tax gross-up payments hereunder, so that the Executive shall be, after payment of all taxes, in the same financial position as if no taxes under
Section 4999 had been imposed upon her.

         5. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform her duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after her employment. "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         6.       Restrictive Covenants.

                  (a) No Solicitation of Customers. During the Executive's employment with the Employer, and for a period of twelve months thereafter, or during any period the Employer is paying Executive severance under Section 4 if longer than twelve months, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the

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

Employer or any of its Affiliates on the date of termination and is located in the Territory and with whom the Executive has had material contact.

                  (b) No Recruitment of Personnel. During the Executive's employment with the Employer, and for a period of twelve months thereafter, or during any period the Employer is paying Executive severance under Section 4 if longer than twelve months, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

                  (c) Non-Competition Agreement. During the Executive's employment with the Employer, and for a period of twelve months thereafter, or during any period the Employer is paying Executive severance under section 4 if longer than twelve months, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

         7. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by her, except that her right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of her estate.

         8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

         9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Florida.

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


         10. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

         11. Arbitration. In accepting this offer of employment, the Executive agrees that any dispute arising out of this Agreement or out of any termination of employment, with or without cause, said dispute shall be resolved pursuant to mandatory arbitration at the written request of either party. This Agreement provides such arbitration and shall be complied with and be governed by the provisions of the Federal Arbitration Act.

         12. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 9 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

         13.      Certain Definitions.

                  (a) "Affiliate" shall mean any business entity controlled by, controlling or under common control with the Employer.

                  (b) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

                  (c) "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the

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

material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of her employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote her full business time and attention to her employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

                  (d) "Change in Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

                           (i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least fifty percent of the Board of Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least fifty percent of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a
                  "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                           (ii) An  acquisition  (other than  directly  from the
                  Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange
                  Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer's then outstanding Voting Securities;

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

                  provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

                           (iii) Approval by the shareholders of the Employer of: (i) a merger, consolidation, or reorganization involving the Employer; (ii) a complete liquidation or dissolution of the Employer; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

                           (iv) A notice  of an  application  is filed  with the
                  Office of Comptroller of the Currency (the "OCC") or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

                  (e) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

                  (f) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through
(viii) hereof:

                           (i) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from her status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with her status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of her employment for Disability or Cause, as a result of her death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of her office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

                           (ii) a reduction  in the  Executive's  base salary or
                  any failure to pay the Executive any compensation or benefits to which she is entitled within five days of the date due;

                           (iii) the  Employer's  requiring  the Executive to be
                  based at any place outside a 30-mile radius from the executive offices occupied by the Executive

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

                  immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

                           (iv) the failure by the  Employer to (A)  continue in
                  effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

                           (v) the  insolvency  or the  filing  (by  any  party,
                  including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within sixty days;

                           (vi) any material breach by the Employer of any material provision of this Agreement;

                           (vii) any purported  termination  of the  Executive's
                  employment for Cause by the Employer which does not comply with the terms of this Agreement; or

                           (viii) the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

         Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate her employment for Good Reason shall not be affected by her incapacity due to physical or mental illness.

                 (g)       Non-Control Transaction"   shall  mean  a transaction
                 described below:

                           (i) the  shareholders  of the  Employer,  immediately
                  before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

                           (ii) immediately following such merger, consolidation
                  or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

                  (h) "Territory" shall mean a radius of thirty miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

                  (i) "Notice of Termination" shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

                  15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.


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


                                    LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC,

                                    LEHIGH ACRES FIRST NATIONAL BANK

ATTEST:

                                    By:/s/ James D. Hull
                                       -----------------------------------------
-----------------------------       Title: Chairman
Witness

------------------------------
Witness                             EXECUTIVE

                                    /s/ Brenda M. O'Neil
                                    --------------------------------------------
                                    Brenda M. O'Neil, proposed President/CEO



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